Exhibit 10.1

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT dated as of April 15, 2005 (the "Agreement"), between Orthofix Inc., a Minnesota corporation (the "Company") and Orthofix International N.V., a corporation organized under the laws of the Netherlands Antilles (the "Parent"), on the one hand, and Charles W. Federico, a citizen and resident of Cornelius, North Carolina (the "Executive"), on the other.

     WHEREAS, the Parent and the Executive are currently parties to an Employment Agreement dated as of July 1, 2001 (the "2001 Agreement"), but desire to terminate the 2001 Agreement to permit the Company and the Executive to enter into this written employment agreement to memorialize the terms of their relationship; and

     WHEREAS, the parties agree and acknowledge that pursuant to this Agreement the Executive will receive consideration and other benefits over and above that which he was entitled to receive under the 2001 Agreement and over and above that which he would be entitled to receive as compensation for services performed for the Company.

     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                            I. EMPLOYMENT AND DUTIES

     1.1 General. The Company hereby employs the Executive as an employee, and the Executive agrees to be employed by the Company, and to serve as President and Chief Executive Officer of the Parent. The Executive further agrees to serve in any other similar position proposed by the Board of Directors of the Parent (the "Board") and accepted by him, upon the terms and conditions herein contained. The Executive also agrees to serve, if elected, as an officer or director of any other direct or indirect subsidiary of the Parent, in each such case at no compensation in addition to that provided for in this Agreement.

     1.2 Services. During his employment with the Company, the Executive shall provide services to the Company, the Parent and its subsidiaries pursuant to this Agreement for at least 208 days in each calendar year. Anything in this Agreement to the contrary notwithstanding, the Executive may, with the consent of the Board, engage in other business matters that do not interfere materially with his duties pursuant to this Agreement. In addition, this Agreement shall not be construed to preclude the Executive from devoting time to civic and community activities or the management of personal investments so long as such activities do not interfere with the performance of his duties hereunder.

     1.3 Term of Employment. The Executive's employment under this Agreement shall commence on the date hereof (the "Effective Date") and shall terminate on the earlier of (i) the second anniversary of the Effective Date, or (ii) termination of the

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Executive's employment pursuant to Section 4 or 5 of this Agreement (the period commencing on the Effective Date and ending on the second anniversary thereof is hereinafter referred to as the "Employment Term"). This Agreement shall not be subject to renewal following the second anniversary of the Effective Date unless expressly agreed otherwise by the parties in writing.

                                II. COMPENSATION

     2.1 Base Salary and Bonus. The base salary ("Base Salary") and bonus compensation, if any, to be paid to the Executive shall be determined from time to time by the Board and paid pursuant to the Company's customary payroll practices. The Base Salary as of the Effective Date shall be $38,706.08 per month. During the Employment Term, Executive's Base Salary may be increased above, but will not be reduced below, $38,706.08 per month; provided, however, nothing shall prohibit the Company from reducing the Base Salary as part of an overall cost reduction program that affects all senior officers of the Company and the Parent and does not disproportionately affect the Executive.

     2.2 Share Options. The Executive has heretofore received grants of options ("Options") as follows:

     (a) Effective as of August 6, 2003, 30,000 Options under the Parent's Staff Share Option Plan (the "Staff Plan");

     (b) Effective as of October 4, 2004, 25,000 Options under the Parent's 2004 Long Term Incentive Plan (the "LTIP") (together with the Staff Plan, the "Plans");

     (c) Effective as of December 2, 2004, 9,400 Options under the LTIP; and

     (d) Effective as of January 1, 1999, a Performance Accelerated Stock Option ("PASO") to purchase 200,000 of the Parent's common shares, which Option is fully vested and exercisable as of the date of this Agreement.

All such Options shall continue to have the terms and be subject to the conditions specified therefor in the Plans and any award agreement (each, including the PASO, an "Award Agreement") relating to the Options granted to the Executive thereunder, subject only to such further rights available to the Executive under Section 4.1.1(c) hereof as provided thereby. For the avoidance of doubt, nothing in this Agreement shall be construed to diminish or alter in an adverse manner the current rights of the Executive provided for under the Plans or in any Award Agreement and any additional rights the Executive would accrue under the terms thereof, and be entitled to thereunder, during the Employment Term. In the event of any conflict between Section 4.1.1(c) and any current or subsequent Award Agreement, the document granting the greater rights to the Executive with respect to the underlying Options shall control.

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                             III. EMPLOYEE BENEFITS

     3.1 General. During his employment with the Company, the Executive shall be included, to the extent eligible thereunder by virtue of his position, tenure, salary, and other qualifications (which may include nationality and residence), in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, bonuses, disability benefits, health and life insurance, car allowances, or vacation and paid holidays) established by the Company or the Parent for, or made available to, their senior executives.

     3.2 Reimbursement of Expenses. The Company will reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.

                          IV. TERMINATION OF EMPLOYMENT

     4.1 Termination Without Cause; Resignation For Good Reason.
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          4.1.1 Severance Benefits.

     (a) General. If, prior to the expiration of the Employment Term, (i) the Executive's employment is terminated by the Company without Cause (as defined in Section 4.3) and for a reason other than death or disability (as described in
Section 5), or (ii) the Executive resigns from his employment hereunder for Good Reason (as defined in Section 4.4), the Executive shall be entitled to payment no later than the Company's next regularly scheduled payday following the date of termination (as described in Section 4.1.2) of all (A) Base Salary due and owing through the date of termination, (B) accrued unused vacation then owing in accordance with the Company's then-current policies and (C) expense reimbursements under Section 3.2. In addition, the Executive shall receive a one-time lump sum payment (less applicable withholding taxes) in an amount equal to the product of: (I) his monthly Base Salary at the highest rate in effect during the three year period immediately preceding the termination, times (II) the number of months (including any partial month) remaining in the Employment Term (the "Base Salary Severance Amount"). Further, on the date in the next fiscal year that bonuses are otherwise paid to senior executives of the Company, the Executive shall be entitled to receive the pro rata amount (based on the ratio of the number of business days he was actually employed by the Company in the fiscal year of his termination to the number of business days in such fiscal year) of any bonus for the fiscal year of his termination that he would have received had his employment not been terminated (the "Bonus Severance Amount," which, together with the Base Salary Severance Amount, is referred to as the "Severance Amount"). By way of example of the calculation of the Severance Amount, if the Executive were terminated under this Section 4.1.1 on the first anniversary of the Effective Date, he would be entitled to (x) payment equal to twelve times the highest monthly Base Salary rate in effect during the three year period preceding his termination

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(less applicable taxes) plus (y) an amount payable in the next fiscal year
(2007) equal to any bonus compensation for the number of business days that he was employed by the Company in the fiscal year (2006) of his termination, but only to the extent he would have been paid a bonus had he not been terminated. Nothing in this Section 4.1.1(a) is intended to give the Executive greater bonus rights than a pro rata portion of what he would ordinarily be entitled to under any bonus plan or bonus award that would have been applicable to him had he not been terminated. The parties intend and agree that Executive's termination shall not be used to disqualify Executive from or make him ineligible for any pro rata portion of any bonus he otherwise would have been entitled to.

     (b) Benefits Continuation. In addition, following a termination as contemplated under Section 4.1.1(a), until the end of the Employment Term, the Executive shall continue to participate in any employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA, but excluding any severance pay plan) maintained by the Company or the Parent in which he participated immediately prior to his termination, including but not limited to those listed on Exhibit A in which he continues to be participating in immediately prior to his date of termination ("Employee Welfare Benefit Plan"), on the same terms and conditions pursuant to which he participated in such plan immediately prior to his termination, to the fullest extent permitted by the applicable plan, but only to the extent the Executive continues any required co-payments, deductibles, premium sharing or other cost-splitting arrangements he is otherwise paying immediately prior to the date of termination (the "Sharing Ratio"). For the avoidance of doubt, such Employee Welfare Benefit Plan participation does not apply to any compensatory arrangements such as incentive compensation, profit sharing, 401(k) plan, bonuses, stock options, severance pay plans or the like.

     In the event that the terms of an Employee Welfare Benefit Plan do not permit the Executive's continued participation in such plan, the Company agrees as follows until the end of the Employment Term: (i) if the Employee Welfare Benefit Plan is a group health plan, the Company will pay the premiums for COBRA continuation coverage of the Executive and his qualified beneficiaries; (ii) if the Employee Welfare Benefit Plan can be converted to individual coverage at a reasonable expense, the Company will assist the Executive in exercising such conversion rights and will reimburse the Executive for any conversion costs and for any premium or other coverage costs incurred during the remainder of the Employment Term; and (iii) in the event that the Employee Welfare Benefit Plan does not fall under clauses (i) or (ii) of this sentence , or the Company, in its sole discretion, determines that the cost of conversion to individual coverage is unreasonable or if this option is otherwise preferable to it, then the Company will purchase a suitable replacement policy for the Executive (the "Replacement Policy") which provides coverage for the Executive equivalent to the coverage provided to the Executive under the Employee Welfare Benefit Plan on the date of the Executive's termination, and the Company will pay the premiums on the Replacement Policy through the end of the Employment Term, provided that the Executive pays any portion of the premiums or deductibles or other cost-splitting arrangements that he is required to pay according to the terms hereof based on his historical Sharing Ratio. The Executive agrees to provide any assistance or information required by the insurer necessary to

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obtain the Replacement Policy. The benefits to be continued under this Section
4.1.1(b) shall be referred to in this Agreement as the "Benefits Continuation"; provided, however, that the Executive understands and acknowledges that nothing pursuant to this Section 4.1.1(b) shall require the Company or Parent to pay for any portion of any Employee Welfare Benefit Plan that the Executive was required to pay prior to the date of termination.

     (c) Options. Nothing in this Agreement shall be construed to diminish or alter in an adverse manner the current rights of the Executive provided for in the Plans or under his Award Agreements, or any additional rights accrued by the Executive during the Employment Term, and to which he is entitled, under the terms of the Plans and Award Agreements, with respect to any Options held by him in the event of (i) his termination of employment by the Company without Cause and for a reason other than death or disability or (ii) his resignation for Good Reason. In addition to such Option rights, if termination is pursuant to this
Section 4.1.1, to the fullest extent permitted by such Plans and Award Agreements, for purposes of vesting, the Executive shall be deemed to have remained in the employ of the Company within the meaning of the Plans and Award Agreements, as applicable, until the end of the Employment Term. In furtherance thereof only, following such termination all unvested Options granted in the Executive's Award Agreements shall vest on the schedules set forth in those agreements through the end of the Employment Term. The date of termination of employment for purposes of such Award Agreements shall be the last day of the Employment Term. The Executive expressly acknowledges that the rights granted him under this Section 4.1.1(c) are rights not otherwise available to him prior to the date hereof, but for his execution of this Agreement and his promises in
Section 6. The Executive further acknowledges that any "deemed employment" for purposes of the Plans, the Award Agreements and the related Options is solely to facilitate such additional rights hereunder and such rights give him no rights whatsoever as an employee of the Company or the Parent or any of its affiliates following the actual date of his termination of employment that triggers such rights.

     (d) No Other Rights. Except for the compensation to be paid on or before the next regular payday as provided in subsection 4.1.1(a), and the Executive's then accrued benefits under the terms of the Company's or the Parent's employee benefits plans (e.g., 401(k) plan), the parties agree that the Severance Amount, the Benefits Continuation, and the Executive's rights pursuant to Section 4.1.1(c) shall be the sole rights of the Executive in the event of termination of employment under this Section 4.1.1 and the Executive shall be entitled to no other amounts, whether bonuses, incentive compensation, other compensatory arrangements or otherwise as a result of such termination of employment, except to the extent Section 4.6 becomes applicable after any termination by the Company of the Executive without Cause or resignation by Executive for Good Reason. In the event of any termination under this Section 4.1.1, the Executive hereby expressly waives any rights to any such other amounts, including without limitation whether arising under current or future plans, agreements or compensation or severance arrangements of the Company, the Parent or its executives (including as a result of changes in (or of) control or similar transactions).

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          4.1.2 Date of Termination or Resignation. The date of termination of employment without Cause and for a reason other than death or disability shall be the date specified in a written notice of termination to the Executive, which date shall not be less than thirty days after the date of the notice unless such earlier date is agreed to by the Executive in writing. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company, or, if no date is specified therein, 10 business days after receipt by the Company of notice of resignation from the Executive, provided, however, that no such written notice shall be effective unless the cure period specified in Section 4.4 has expired without the Company having effected the correction, to the reasonable satisfaction of the Executive, of the event or events subject to cure.

     4.2 Termination for Cause; Resignation Without Good Reason.
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          4.2.1 General. If, prior to the expiration of the Employment Term, (a)
the Executive's employment is terminated by the Company for Cause, or (b) the Executive resigns from his employment hereunder without Good Reason, the Executive shall be entitled only to (i) payment of his Base Salary earned through and including the date of termination or resignation, (ii) accrued unused vacation then owing in accordance with the Company's then-current policies; (iii) any benefits then accrued by the Executive under the Company's or the Parent's benefit plans in which the Executive is participating at the time of such termination (e.g., 401(k) plan); (iv) any continuation or conversion rights existing under the terms of the Company's or the Parent's Employee Welfare Benefits Plans in which the Executive is participating at the time of such termination, but only to the extent such benefits are still required by law to be made available notwithstanding the reason for the Executive's termination (e.g., for Cause); and (v) expense reimbursements under
Section 3.2. The Executive shall have no further right to receive any other compensation (including bonuses or other incentive compensation), or to participate in any other plan, arrangement, or benefit, after such termination or resignation of employment, provided, however, that nothing in this Agreement shall be construed to diminish or alter the rights of the Executive provided for in the Plans in the event of his termination for Cause or resignation without Good Reason in any Options granted to him under such Plans and his rights shall be as set forth under such Plans and as set forth in the applicable Award Agreements.

          4.2.2 Date of Termination or Resignation. The date of termination for Cause shall be the date specified in a written notice of termination provided for in Section 4.2.3, provided, however, that no such written notice shall be effective unless, if applicable, the cure period specified in Section 4.2.3 has expired without the Executive having corrected the event or events subject to cure, to the reasonable satisfaction of the Board as set forth in the notice. The date of resignation without Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company, or, if no date is specified therein, 10 business days after receipt by the Company of notice of resignation from the Executive.

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          4.2.3 Notice of Termination. Termination of the Executive's employment for Cause shall be communicated by delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive's counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board an event constituting Cause for termination in accordance with Section 4.3 has occurred and specifying the particulars thereof (a "Notice of Termination"). If the event constituting Cause for termination is of a type specified in clause (iii) of the first sentence of Section 4.3 (other than as a result of a breach or violation by the Executive of any provision in Section 6), the Notice of Termination shall describe the material breach with particularity and the Executive shall have 20 business days from the date of receipt of such Notice of Termination or such longer reasonable cure period agreed to by the Company and the Executive to effect a cure of the event described therein as contemplated by Section 4.2.2 and, upon cure thereof by the Executive within the cure period to the reasonable satisfaction of the Board as set forth in such Notice of Termination, such event shall no longer constitute Cause for purposes of this Agreement and the Company shall thereafter have no further right hereunder to terminate the Executive's employment for Cause as a result of such event. The Executive shall have no other cure rights under this Agreement.

          4.3 Cause. Termination for "Cause" means termination of the Executive's employment because of the Executive's: (i) fraud, misappropriation or embezzlement related to the business or property of the Parent or any of its subsidiaries; (ii) conviction for, or guilty plea (including a plea of nolo contendere) to, a felony; (iii) willful and material breach of this Agreement (it being acknowledged by the parties that such material breach includes, without limitation, any breach of the Executive's covenants pursuant to Section
6), or (iv) willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange listing rule relating to or affecting the Company or the Parent including without limitation (a) if the Executive has undertaken to provide any chief executive officer or principal executive officer certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act"), without taking reasonable and appropriate steps to determine whether or not the certificate was accurate or otherwise in compliance with the requirements of the Sarbanes-Oxley Act or (b) if the Executive fails to establish and administer effective systems and controls necessary for the Parent to timely and accurately file reports pursuant to
Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended.

     4.4 Good Reason. For purposes of this Agreement, "Good Reason" means the Executive's good faith determination that any of the following has occurred: (i) any significant diminution, without the Executive's prior written consent, in the Executive's position, duties, compensation, benefits, responsibilities, power, title or office with the Company or the Parent, except for any diminution in compensation described in Section 2.1 above; (ii) any breach by the Company of any material provision of this Agreement; or (iii) the circumstances described in Section 4.5 (but only to the extent and in the

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manner set forth therein, including as to the six-month waiting period). Unless the Executive provides written notification of an event described in clause (i),
(ii) or (iii) of the preceding sentence within 30 days after the Executive knows or has reason to know of the occurrence of any such event, the Executive shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement. If the Executive provides such written notice to the Company, the notice shall describe the event constituting Good Reason with particularity and the Company shall have 20 business days from the date of receipt of such notice to effect a cure of the event described therein and, upon cure thereof effected by the Company within the cure period to the reasonable satisfaction of the Executive, such event shall no longer constitute Good Reason for purposes of this Agreement and the Executive shall thereafter have no further right hereunder to terminate his employment for Good Reason as a result of such event. The Executive acknowledges that the Parent is searching for a new President and Chief Executive Officer to replace the Executive at the end of the Employment Term, or such earlier time as the Executive's employment with the Company terminates. Notwithstanding anything in this Agreement to the contrary, the Executive acknowledges that Good Reason shall not be deemed to result from the Parent's and the Company's gradual and orderly transfer of duties to a new President and/or Chief Executive Officer of the Parent as part of their and the Board's successor planning duties and obligations as contemplated hereby provided that there is no related decrease in Executive's compensation, benefits or title or assignment of duties inconsistent with the position of President and CEO and provided that all substantive and primary duties of his position as President and CEO have not been reassigned.

     4.5 Change in Control.
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          4.5.1 In the event of a Change in Control (as defined in Section 4.5.2 below) prior to the Executive's employment termination date and prior to the expiration of the Employment Term, the Executive agrees that he shall continue as President and Chief Executive Officer of the Parent (or such other position with the Parent or the Company that he occupied pursuant to Section 1.1 before the Change in Control) for a period of at least six months from the effective date of such Change in Control, unless his employment shall be earlier terminated by the Company or the Employment Term shall have ended. For a period of three months following such six-month period (but not prior to such time), the Executive shall have the right to resign his employment hereunder on 10 business days' written notice to the Company. Any such resignation shall be treated as a resignation for Good Reason for purposes of this Agreement and for purposes of any other arrangement between the Company or the Parent and the Executive which incorporates by reference the definition of Good Reason set forth in this Agreement. The Executive shall have no rights under Sections 4.1,
4.4 and 4.5 if the Employment Term ends before the end of such six-month period following any such Change in Control except if the Employment Term is extended by agreement of the parties under Section 1.3 of this Agreement (and then the Executive shall only have rights under Sections 4.1, 4.4 and 4.5 until the end of the extended Employment Term as contemplated hereby and shall have no rights under such Sections if the extended Employment Term ends before the end of such six-month period following any such Change in Control).

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          4.5.2 For purposes of this Agreement, a "Change in Control" means:

               (a) the acquisition by any individual, Entity (as defined in Section 6.1) or group of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than 50% of the then-outstanding voting securities of the Parent entitled to vote generally in the election of directors or of equity securities having a value equal to more than 50% of the total value of all equity securities of the Parent, provided, however, that the following acquisitions or issuances of shares or other securities shall not constitute a Change in Control: (I) any acquisition directly from the Parent or the Company, including one involving the issuance of shares or other securities, (II) any acquisition by the Parent or the Company, including one involving the issuance of shares or other securities, and (III) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by or for the benefit of the Parent or any of its affiliates; or

               (b) individuals who as of the Effective Date constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, except that any director whose election, nomination for election or appointment was approved by the vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board on the date hereof, but excluding for this purpose any individual whose initial assumption of office occurs as the result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board unless such election results from any mandatory rules promulgated by the Securities and Exchange Commission after the Effective Date with respect to shareholder rights to nominate persons to the Board.

     4.6 End of Employment Term. If (a) the Executive serves continuously as an employee of the Company through the end of the Employment Term or (b) prior to the end of the Employment Term, Executive's employment is terminated by the Company without Cause or by Executive with Good Reason (other than a termination by the Executive for Good Reason during the three-month period described, and as contemplated, in subsection 4.5.1 of this Agreement as a result of a Change of Control and during such period the circumstances set forth in subsections 4.4(i) and 4.4(ii) shall not otherwise have occurred), then the following provisions of this Section 4.6 shall apply.

          4.6.1 The Company agrees to retain the Executive as a consultant to the Board and its Chairman and the then-current Chief Executive Officer of the Parent from the end of the Employment Term through December 31, 2010 (the "Consulting Term"). During the Consulting Term, the Executive shall make himself available up to five days a month to: (a) assist in continuing the relationship of the Parent and its subsidiaries with industry groups, including ORAF, AAOS, AANA, and AAOSM; (b) represent the Company to key customers and accounts; (c) represent the Company at industry trade shows; and (d) perform such other duties and projects related to business initiatives of the

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Parent or its subsidiaries as may be reasonably requested by the Board. The
Company agrees that until the end of the Consulting Term (i) so long as the Executive simultaneously serves as a consultant of the Company and/or the Parent, and a director of the Parent, the Executive shall receive an annual consulting fee of $50,000 during such period in addition to any compensation to which he is entitled as a director, and, (ii) if at any time he no longer serves as a director of the Parent, he shall receive an annual consulting fee of $110,000 in lieu of such $50,000 consulting fee. In addition, so long as the Executive is eligible as a result of such director service to the Parent or any of its subsidiaries, he will receive group health benefits coverage for himself and his eligible dependents in the form provided to similarly-situated directors. Further, if at any time prior to the end of the Consulting Term (x) group health benefits coverage is not available to non-employee directors (and their eligible dependents) or (y) the Executive is no longer serving as a director, the Company, at its option, will do one of the following, in its sole discretion: (i) procure and pay for comparable health benefits coverage for the Executive and his eligible dependents or (ii) make annual payments to the Executive in an amount equal to what the Executive would have to pay to purchase such health benefits coverage on his own accord. At any time that the Executive is providing consulting services to the Company or the Parent, the Company agrees to provide secretarial support to the Executive at no cost to him in order to assist in the performance of his consulting duties. The Company agrees to reimburse the Executive for all reasonable business expenses incurred by him in carrying out his duties as a consultant. Notwithstanding anything to the contrary in this Agreement, in the event the Executive's employment is terminated by the Company without Cause, the Company reserves the right, in its sole discretion, to decline receipt of consulting services from the Executive and in lieu thereof the Company may make an annual payment to the Executive in the amount otherwise required to be paid to him for consulting services under this Section 4.6.1 until the end of the Consulting Term. In such event, the Parent and the Company will choose one of the following, such choice to be at their sole discretion, (i) continue to provide Executive and his dependents, until what would otherwise have been the end of the Consulting Term, health care benefits equivalent to that Executive and his dependents would have received during the Consulting Term, or (ii) pay the Executive such amounts necessary to otherwise allow him to procure such benefits on his own through the end of the Consulting Term (other than the amounts of any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive is otherwise responsible for paying). As condition to the payments under this
Section 4.6, at the beginning of the Consulting Term, the Executive will sign a noncompetition and nondisclosure agreement with covenants identical to those set forth in Section 6 of this Agreement, except that the term of the restrictions shall be during the Consulting Term and for one year thereafter and the restrictions shall be modified as necessary to take into account the Executive's new position as a consultant and as may otherwise be required to be modified as a result of then-current noncompetition, nonsolicitation and nondisclosure laws in North Carolina.

          4.6.2 The Executive may continue to be re-nominated to the Board in subsequent years if at such time the Nominating Committee (or other applicable committee) of the Board is able to do so taking into consideration its fiduciary duties,

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stock exchange listing rules, the Sarbanes-Oxley Act and then-prevailing corporate governance standards.

     4.7 Resignations. Upon his ceasing to be an employee of the Company for any reason, the Executive agrees to immediately tender written resignations to the Company with respect to all officer and director positions he may hold at that time with the Parent or any of its subsidiaries,; provided, however, nothing in this Agreement shall require the Executive to tender such a resignation with respect to his position on the Board unless simultaneously with his termination as an employee of the Company he is also ceasing to serve on the Board for any reason.


     4.8 Certain Limitations on Severance Benefits. Notwithstanding anything in this Agreement to the contrary, if at any time the total payments and benefits to be paid to or for the benefit of the Executive under this Agreement (expressly including Section 4.1.1 or any other agreement) or by the Parent or any of its subsidiaries would cause any portion of those payments and benefits to be "parachute payments" as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended ("IRC"), or any successor provision, the Executive and the Company agree to meet and negotiate in good faith to determine what is in the mutual best interest of both parties with respect to the payment (or provision) or reduction of total payments and total benefits to the Executive under this Agreement. The independent public accounting firm serving as the Company's auditing firm immediately prior to the date of the Executive's termination of employment (the "Accountants") shall make in writing in good faith all calculations and determinations under this Section 4.8, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 4.8, the Accountants may make reasonable assumptions and approximations concerning the application of IRC
Section 280G and IRC Section 4999. The Executive shall furnish to the Accountants and the Company such information and documents as the Accountants or the Company may reasonably request to make the calculations and determinations under this Section 4.8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated hereby.

                        V. DEATH OR PERMANENT DISABILITY

     5.1 Death. If the Executive's employment hereunder is terminated by death, the Executive's estate shall be entitled only to (i) payment of the Executive's Base Salary earned through and including the date of the Executive's death, (ii) accrued unused vacation then owing in accordance with the Company's then-current policies, (iii) expense reimbursements under Section 3.2, and (iv) any continuation or conversion rights of the Executive's beneficiaries under the terms of any Employee Welfare Benefit Plan in which the Executive was then participating, and neither the Company nor the Parent shall have any further obligations under this Agreement, provided, however, that nothing in this Agreement shall be construed to diminish or alter the rights of the Executive's estate provided for in the Plans in the event of his death in any Options granted to him under such Plans and all his rights shall be as set forth under such Plans and in applicable Award Agreements.

     5.2 Disability. In the event that the Board terminates the Executive's employment as a result of a physical or mental incapacity which substantially prevents the Executive from performing his duties as an employee and that has continued for at least six months and can reasonably be expected to continue indefinitely, the Executive shall be entitled only to (i) payment of the Executive's Base Salary earned through and including the last day of such six-month period, (ii) accrued unused vacation then owing in accordance with the Company's then-current policies, (iii) expense reimbursements under Section 3.2, and (iv) any benefits continuation or benefits conversion rights existing under the terms of any Employee Welfare Benefit Plan in which the Executive was then participating. Neither the Company nor the Parent shall have any further obligations under this Agreement, except as may be provided under any long-term disability plan maintained by the Company and in which the Executive participated at the time of his termination of employment, provided, however, that nothing in this Agreement shall be construed to diminish or alter the rights of the Executive provided for in the Plans in the event of such incapacity in any Options granted to him under such Plans and all his rights shall be as set forth under such Plans and in applicable Award Agreements. Any dispute as to whether or not the Executive is incapacitated within the meaning of the first sentence of this Section 5.2 shall be resolved by a physician reasonably satisfactory to the Board and the Executive (or his legal representative, if applicable).

             VI. NONCOMPETITION, NONINTERFERENCE AND CONFIDENTIALITY

     6.1 Noncompetition. During the entirety of the Employment Term (regardless of whether the Executive continues in the employment of the Company until the end of the Employment Term), the Executive agrees that he shall not anywhere in the Prohibited Area engage or participate in a Competing Business. For the avoidance of doubt, the Executive understands that such prohibition prohibits the Executive from acting for himself or as an officer, employee, manager, operator, principal, owner, partner, stockholder, advisor, consultant of, or lender to, any individual or partnership, firm, enterprise, corporation or other business organization or entity (each, an "Entity") that is engaged or participates in a Competing Business. The parties agree that such prohibition shall not apply to the Executive's (a) passive ownership of (i) not more than 5% of a publicly-traded company or (ii) stock in OrthoRx, Inc., a Delaware corporation, or (b) serving on the Board of Directors of OrthoRx, Inc. at the request of the Parent. As used herein, (x) "Competing Business" means any business or activity that (i) competes with the Parent or any subsidiary for which the Executive performed services or the Executive was involved in for purposes of making strategic or other material business decisions and (ii) involves the same type of products or services (individually or collectively) manufactured, marketed or sold by the Parent or any of its subsidiaries and (y) "Prohibited Area" means North America, South America and the European Union, which Prohibited Area the parties have agreed to as a result of the fact that those are the geographic areas in which the Parent and its subsidiaries conduct a preponderance of their business and in which the Executive provides substantive services to the benefit of the Parent and its subsidiaries.

     6.2 No Solicitation or Interference. During the Employment Term (other than while an employee of the Company and in such case solely for the express benefit of the Parent and its subsidiaries) and for a period of two years following the end of the Employment Term, the Executive shall not, whether for his own account or for the account or benefit of any other individual or Entity, throughout the Prohibited Area:

     (i) Request, induce or attempt to influence any customer of, or any person employed by (or otherwise engaged in providing services for or on behalf of), the Company, or the Parent or any of its subsidiaries to limit, curtail, cancel or terminate (A) any business it transacts with, or products or services it receives from, or (B) any employment, consulting or other service arrangement with the Company, or the Parent or any of its subsidiaries;

     (ii) Solicit from or sell to any customer any products or services that the Company, or the Parent or any of its subsidiaries provides or is capable of providing to such customer and that are the same as or substantially similar to the products or services that the Parent or any of its subsidiaries, sold or provided while the Employee was employed with, or providing services to, the Company or the Parent;

     (iii) Contact or solicit any customer for the purpose of discussing services or products that are competitive with and the same or closely similar to those offered by the Company, or the Parent or any of its subsidiaries or for the purpose of discussing any past or present business of the Company, or the Parent or any of its subsidiaries;

     (iv) Request, induce or attempt to influence any supplier, distributor or other person or entity with which the Company, or the Parent or any of its subsidiaries has a business relationship to limit, curtail, cancel or terminate any business it transacts with the Company, or the Parent or any of its subsidiaries.

     6.3 Trade Secrets; Confidential Information.
         ----------------------------------------

          6.3.1 During the period of the Executive's employment with the Company and at all times thereafter, the Executive shall hold in secrecy for the Company all Trade Secrets (as defined in Section 6.3.2) and other Confidential Information (as defined in Section 6.3.2) that he knew or should have known was Confidential Information or Trade Secrets of the Parent or any of its subsidiaries. Notwithstanding the preceding sentence, the Executive shall not be required to maintain the confidentiality of any Trade Secrets or Confidential Information which (i) is or becomes available to the public or others in the industry generally other than as a result of disclosure, willful misuse or knowingly caused by the Executive in violation of this Section 6.3 or (ii) the Executive is compelled to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. Except as expressly required in the performance of his duties to the Company under this Agreement for the benefit of the Parent and its subsidiaries, the Executive shall not use for his own benefit or disclose (or willfully or knowingly permit or direct the disclosure of) to any individual or Entity, directly or indirectly, any Trade Secrets or Confidential Information unless such use or disclosure has been specifically authorized in writing by the Company in advance. During his employment and as necessary to perform the Executive's duties under Section 1.2, the Company will provide and grant the Executive access to the Trade Secrets and/or Confidential Information. The Executive recognizes that any Trade Secrets or Confidential Information are of a highly competitive value, will include Trade Secrets and/or Confidential Information not previously provided the Executive and that the Trade Secrets and Confidential Information could be used to the competitive and financial detriment of the Parent and its subsidiaries if misused or disclosed by the Executive in violation of this Section 6.3. The Company promises to provide them only in exchange for the Executive's promises contained herein, expressly including the covenants in Sections 6.1 and 6.2.

          6.3.2 As used herein, "Trade Secrets" are information that meets the definition of trade secrets under the North Carolina Trade Secrets Protection Act. "Confidential Information" is information of the Parent or any of its subsidiaries acquired by the Executive in the course and scope of his activities under this Agreement that is not generally known or disseminated outside the Parent and its subsidiaries (such as non-public information), and that is subject to reasonable efforts by the Parent or its subsidiaries, as applicable, to maintain its confidentiality. Without limiting the foregoing definition, Trade Secrets and Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services,
(b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about medical devices or products of the Parent or any of its subsidiaries (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys, (c) and information that is designated or marked by the Parent or any of its subsidiaries as "Confidential," that the Parent or any of its subsidiaries notifies the Executive through its express written policies, procedures or instructions should not be disclosed to anyone outside of the Parent or its subsidiaries or that the Executive should reasonably consider confidential, regardless of the source, and (d) "know-how."

     6.4 Return of Documents and Property. Upon termination of the Executive's employment for any reason, the Executive (or his heirs or personal representatives) shall immediately deliver to the Company (a) all documents and materials containing Trade Secrets or Confidential Information (including without limitation any "soft" copies or computerized versions thereof) or otherwise containing information relating to the business and affairs of the Parent and its subsidiaries (whether or not confidential), and

(b) all other documents, materials and other property belonging to the Parent or any of its subsidiaries that are in the possession or under the control of the Executive. This Section shall not apply so long as the Executive is serving as a director of the Parent or as a consultant pursuant to Section 4.6.

     6.5 Reasonableness; Remedies. The Executive acknowledges the restrictions set forth in this Section 6 are reasonable and necessary for the protection of the Company's and the Parent's business and opportunities and that a breach of any of the covenants contained in this Section 6 would result in material irreparable injury to the Parent and its affiliates and subsidiaries for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Accordingly, the Company and the Parent shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as all other remedies to which the Company and the Parent may be entitled, at law, in equity or otherwise.

     6.6 Extension: Survival. The Executive and the Company agree that the time periods identified in Sections 4.6, 6.1, 6.2 and 6.3 will be stayed during the period of any breach or violation by the Executive of the covenants contained therein. The parties further agree that this Section 6 shall survive the termination or expiration of this Agreement for any reason. The Executive acknowledges that the Executive's agreement to the provisions of this Section 6 was fundamental to the Company's and the Parent's willingness to enter into this Agreement and for them to provide for the Severance Amount, Benefits Continuation and Option rights under Section 4.1.1(c), none of which the Parent or the Company was required to do prior to the date hereof. Further, it is the express intent and desire of the parties for each provision of this Section 6 to be enforced to the fullest extent permitted by law. If any part of Section 6 above, or any provision thereof, is deemed illegal, void unenforceable or overly broad (including as to time, scope and geography), the parties express desire is that such provision be reformed to the fullest extent possible to ensure its enforceability or if such reformation is deemed impossible then such provision shall be severed from the Agreement, but the remainder of the Agreement shall remain in full force and effect.

                               VII. MISCELLANEOUS

     7.1 Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if telegraphed, telexed, cabled or sent via confirmed e-mail or facsimile to the other party at its address set forth below in this
Section 7.1, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered or on the date telegraphed, telexed, cabled or sent via confirmed e-mail or facsimile, as the case may be, to the following address:

                               (i) If to the Company or Parent:

                                       Orthofix Inc.
                                       Attn: General Counsel

                                       The Storrs Building
                                       Suite 250
                                       10115 Kincey Ave.
                                       Huntersville, NC 28078

                                       Facsimile:  704-948-2690
                                       E-mail: ___________________

                               (ii) If to the Executive:

                                       Mr. Charles W. Federico
                                       19323 Peninsula Shores Drive
                                       Cornelius, NC 28031
                                       Facsimile:____________________________
                                       E-mail:_______________________________

     7.2 Disputes. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration. In such arbitration, the parties shall follow the American Arbitration Association's National Rules for the Resolution of Employment Disputes to the extent that those Rules are not inconsistent with the terms of this provision. Nothing contained in this Section shall preclude the Executive from pursuing proceedings that are mandatory for him to submit to any federal or state administrative body, including, but not limited to, claims required to brought first before the EEOC, the DOL, OSHA, the Workers' Compensation Commission, or the Employment Security Commission; provided, however, the parties agree that their intent is to have any disputes submitted to arbitration to the fullest extent permitted by law and not to use any of the above listed items as an attempt to avoid arbitration. The parties further agree that: (1) no claim may be pursued by any party in arbitration which is barred by the applicable statute of limitations;
(2) the arbitration shall be private and any award rendered by the arbitrator(s) shall be kept confidential by the parties (subject to disclosure under applicable securities laws or stock exchange rules), it being agreed that any claims arising out of or relating to this obligation, or the breach thereof by any party, shall be settled by arbitration in accordance with the terms of this Agreement; (3) if the arbitration involves claims or counterclaims, either of which exceed $100,000, the dispute shall be heard by three arbitrators: one party arbitrator selected by the Executive, one party arbitrator selected by the Company, and the third neutral selected by the two party arbitrators; (4) hearsay evidence shall not be presented by the parties or considered by the arbitrator(s), except that which would be permissible by the North Carolina Rules of Evidence in effect at the time of the arbitration; (5) the parties shall have the right at least sixty days in advance of the arbitration hearing to inspect originals and receive copies of all documents to be relied upon by the other party at the arbitration and shall also have the right, upon thirty days notice in writing to the other party, to request and then inspect and copy all relevant documents, it being agreed that the arbitrator(s) shall resolve any disputes concerning the relevance of documents to be produced and that the documents produced or relied upon by any party shall be subject to the same obligation of confidentiality as set forth above; (6) the parties shall have the right to take the deposition of any other party to the arbitration or the representative(s) of any party who have knowledge of any facts relating to the claims or counterclaims asserted or the defenses related thereto, provided that the number of depositions by any one party shall not exceed three in the aggregate; (7) where one party intends to rely upon the testimony of an expert or experts, the expert(s) must be disclosed at least ninety days in advance of the arbitration and the other party shall have the right within thirty days thereafter to take the deposition of the expert upon payment of the expert's reasonable fees for the in-deposition time of the expert, it being agreed that the other party who did not intend to use an expert until this disclosure occurred shall have thirty days after the deposition of the expert to disclose that party's expert and the other party shall be entitled to a deposition of the expert upon payment of the expert's reasonable fee for the in-deposition time of the expert; (8) the arbitrators may rule on pre-hearing disputes, but may only entertain motions for summary judgment and motions to dismiss to the extent agreed to by the parties in writing at the time of the arbitration; and (9) testimony by affidavit shall not be permitted at the arbitration. Before proceeding with arbitration as set forth in this Agreement, the parties agree first to try in good faith to settle any dispute covered by this Agreement in mediation, which mediation shall be in accordance with procedures agreed to by the parties, or if no agreement can be reached, then as administered by the American Arbitration Association under its Employment Mediation Rules then in effect. The arbitration shall take place in or near Charlotte, North Carolina. The language to be used in the arbitral proceedings shall be English. The decision in such arbitration shall be final, conclusive and binding on the parties and judgment upon such decision may be entered in any court having jurisdiction thereof. All payments due under the portions of this Agreement not the subject of the arbitration proceedings shall be paid when due. Notwithstanding the above, nothing in this Agreement shall prevent the Company or the Parent from immediately seeking injunctive relief, specific performance or other remedies to enforce and protect its or their rights under Section 6 of this Agreement, expressly including without limitation any breach or violation of Sections 6.1, 6.2, 6.3 or 6.4 by the Executive.

     7.3 Severability. If an arbitrator or a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such arbitrator or court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. For the avoidance of doubt, the parties expressly intend that this provision extend to Sections 4.6 and 6 of this Agreement.

     7.4 Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company, the Parent and the Executive relating to the Executive's employment by the Company or the Parent, expressly including the 2001 Agreement, which 2001 Agreement is hereby terminated in its entirety and of no further force and effect, provided however, that this Agreement shall not alter or impair any of the Executive's rights under awards made to him pursuant to the Plans or the Award Agreements. Except as expressly set forth in Section 2.2 with respect to Options, in the event of any conflict between this Agreement and any other agreement between the Executive and the Company or any of its affiliates, this Agreement shall control. The Executive expressly acknowledges that he has no further rights, and hereby waives or forfeits any and all rights he may have or may have had, under the 2001 Agreement as a result of its termination hereby, and neither the Company nor the Parent shall have any obligation to make any payments or satisfy any other liability to him thereunder. This Agreement may be amended at any time only by mutual written agreement of the parties hereto, provided, however, that, notwithstanding any other provision of this Agreement to the contrary, the parties shall in good faith amend this Agreement to the limited extent necessary to comply with the requirements under Section 409A of the IRC in order to ensure that any amounts paid or payable hereunder are not subject to the additional 20% income tax thereunder (including, without limitation, any amendment instituting a six-month waiting period before a distribution) upon separation from service, if required) while maintaining to the maximum extent practicable the original intent of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall alter, modify or amend that certain full recourse promissory note executed by the Executive on January 10, 2002, in favor of the Parent.

     7.5 Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment or his rights hereunder.

     7.6 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of North Carolina without regard to any provision of that State's rules on the conflicts of law that might make applicable the law of a jurisdiction other than that of the State of North Carolina; provided, however, nothing in this Agreement shall be deemed to require application of North Carolina law to the extent a federal law, rule or regulation is mandatorily to be applied to an employment dispute.

     7.7 Assignment and Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by the Executive, the Company, the Parent, and their respective heirs, executors, administrators, legal representatives, successors, and assigns. In the event the Company sells substantially all of its assets or is merged, consolidated, liquidated by a parent corporation, or otherwise combined into one or more corporations, the provisions of this Agreement shall be binding upon and inure to the benefit of the parent corporation or the corporation resulting from such merger or to which the assets shall be sold or transferred, which corporation from and after the date of such merger, consolidation, sale or transfer shall be deemed to be the Company for purposes of this Agreement. In the event of any other assignment of this Agreement by the Company, by operation of law or otherwise, the Company shall remain primarily liable for its obligations hereunder; provided, however, if the Company is financially unable to meet its obligations hereunder, the Parent shall assume responsibility for the

Company's obligations hereunder. This Agreement shall not be assignable by the Executive. The Executive expressly acknowledges that the Parent (and its successors and assigns) is a third party beneficiary of this Agreement and may enforce this Agreement on behalf of itself or the Company or its affiliates. Both parties agree that there are no other third party beneficiaries to this Agreement other than as expressly set forth in this Section 7.7.

     7.8 Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     7.9 Counterparts. This Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

     7.10 Survival. This Section 7 shall survive the termination or expiration of this Agreement for any reason.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



ORTHOFIX INTERNATIONAL N.V.             ORTHOFIX INC.



By:        /s/ Thomas J. Kester         By:         /s/ Raymond C. Kolls
          ---------------------                    ----------------------


Name:      Thomas J. Kester             Name:        Raymond C. Kolls
          ---------------------                    ----------------------


Title:     Chairman-Compensation        Title:       Secretary
           Committee                               ----------------------
          ---------------------

                                         EXECUTIVE



                                           /s/ Charles W. Federico
                                         ---------------------------------------
                                             Charles W. Federico

                                    EXHIBIT A
                                    ---------


1.   Orthofix Inc. Medical Plan through Blue Cross Blue Shield

2.   Orthofix Inc. Dental Plan through Fortis Benefits Insurance Company

3.   Superior Vision Plan through Reliastar Life Insurance Company

4. Orthofix Life and Accidental Death and Dismemberment Plan through Unum Life Insurance Company of America

5. Executive Long Term Disability Income Policy through Unum Life Insurance Company of America

6. Renewable and Convertible Term Life Insurance Policy through Banner Life Insurance Company